Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Announces LOI for $1.9 Million Gasification Unit

Option to Purchase Five Additional Units and Form European Partnership

TAMPA, FL – September 26, 2017 -- MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that it has received a preliminary purchase order for a $1.9 million gasification unit. In addition, the Company announced it plans to form a joint venture, in which it will hold a 40% minority stake and will include a commitment from the European partner to purchase multiple gasification units from MagneGas in the near term. The prospective European partner has conducted extensive marketing and business validation, along with a top tier global consulting firm, and has generated significant interest among potential customers, including leading companies in the shipping, heavy industry, transportation and agricultural sectors. The European partner and their global consulting firm have assessed that customers who switch from acetylene to MagneGas2® would be eligible for carbon credits which can add materially to the value proposition.

Key highlights of the proposed partnership include:

•	Initial Purchase Order: The prospective partner agreed to purchase a 300KW gasification unit, which should enable MagneGas to fulfill the entire purchase commitment by December 31, 2017.
•	Operating Lease: MagneGas agreed to lease a second unit to the prospective partner for immediate use for up to six months in order for the partner to demonstrate its operating capabilities to prospective European consumers of the MagneGas2® product.
•	Minority Stake: MagneGas will take an initial 40% ownership in the European partnership. MagneGas will retain certain rights to increase or decrease its stake under certain conditions.
•	Purchase Option: The prospective European partner will exercise an initial purchase option on up to 5 additional 300KW gasification units.
•	Exclusivity: Upon meeting certain conditions, the prospective European partner will be obligated to deposit 50% of the purchase price on the additional 5 units in order to secure certain exclusivity rights for the marketing and sale of MagneGas gasification units and MagneGas2 in Europe.
•	Consulting: MagneGas has also agreed to provide certain technical and marketing consulting resources over the next six months that will be billable in full to the European partnership for up to $500,000.

All of the outlined items detailed above are expected to commence by October 1, 2017 and be completed by March 31, 2018. The European partnership is expected to begin commercial operations in Q4 of 2017 using the leased gasification unit in Florida, with a transition to full operational capacity in northern Europe by the end of Q2 2018.

“This is a major breakthrough for MagneGas in penetrating the European market, which we have explored with our partner’s R&D team for years,” commented Ermanno Santilli, Chief Executive Officer of MagneGas Corporation. “We were very impressed with the level of financial preparedness, the local market and customer knowledge, and the operational preparations initiated by our prospective European partners. Our recent meetings in Europe revealed the amount of due diligence performed not only by our future partners, but also by the global consulting firm they are working closely with. We are firmly convinced that the European market has massive potential for our MagneGas technology. Europe is years ahead of the United States in terms of clean technology, environmental sensitivity, and end market demand for a cleaner, safer industrial sector. Our product fits their demands perfectly, and we see a major opportunity to accelerate growth into this new market.”

“The European markets are ideally suited for MagneGas2®, and as the only renewable metal working fuel in the world, the availability of carbon credits makes the value proposition even stronger. We recently met with our prospective partner’s key executives, as well as their consulting firm, and conducted inspections in Europe in order to fully validate the commercial opportunity as presented,” commented Scott Mahoney, Chief Financial Officer of MagneGas Corporation. “The financial ramifications of what has been presented to our executive team are very meaningful. We have the opportunity to generate record revenues, cash flows and profitability in the immediate term as a result of the proposed partnership.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.